  P.O. Box 2198 · Memphis, TN · 38101-2198 · (901) 495-6500 · Fax: (901) 495-8300

News: For immediate release

AUTOZONE ANNOUNCES SECOND QUARTER SALES

Memphis, Tenn. (February 18, 2003) -- AutoZone, Inc. (NYSE symbol: AZO), today announced, for the second fiscal quarter ended February 15, 2003, total same store sales of 2.4%, retail same store sales of (0.6%), and commercial same store sales of 29.2% versus a year ago.  The company continues to expect earnings of approximately $0.77 to $0.79 per share for the second quarter.  This compares to $0.58 per share in the second quarter of fiscal 2002, for an increase of approximately 33-36%.  AutoZone expects to release final results for the quarter on March 4, 2003, followed by a conference call on March 5, 2003.

"We are pleased with our solid performance through the second quarter, even as we anniversary 12% same store sales increases from the prior year," said Steve Odland, Chairman, President and Chief Executive Officer.  "The 29% sales increase in our AZ Commercial business reflects our commercial customers' positive response to our efforts.  Additionally, we are excited about our new advertising initiatives. Successfully tested television messaging will now complement our 'Get in the Zone' radio advertising as a means to further reach our customers.  This marks a return to the television medium after a hiatus since July 2001."

During the quarter, AutoZone opened 30 new stores, replaced 3 stores and closed 6 stores in the U.S. and opened 1 new store in Mexico.  As of February 15, 2003, AutoZone sells auto and light truck parts, chemicals and accessories through 3,122 AutoZone stores in 44 states plus the District of Columbia in the U.S. and 41 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software.  On the web, AutoZone sells diagnostic and repair information through www.alldatadiy.com, and auto and light truck parts through www.autozone.com.

Certain statements contained in this press release are forward-looking statements.  These statements discuss, among other things, estimates of financial results, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, accuracy of estimates, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation.  Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 31, 2002, for more information related to those risks.  AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact Information:

Media:  Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com

Financial:  Brian Campbell at 901 495-7005, brian.campbell@autozone.com